Nationwide Mutual Funds
Sub-Item 77E Exhibit
Legal Proceedings
4-30-17 Semi-Annual Report

POTENTIAL MATERIAL LITIGATION

      Tribune Company Litigation

      Nationwide S&P 500 Index Fund, a series of Nationwide Mutual Funds
 ("NMF"), and NVIT S&P 500 Index Fund, a series of Nationwide Variable
 Insurance Trust ("NVIT") (together, the "Funds"), were named as defendants in two lawsuits that are consolidated in a multi-district litigation pending in the United States District Court for the Southern
District of New York (the "Court"), captioned In re Tribune Company
Fraudulent Conveyance Litigation, No. 11-MD-2296-RJS (the "MDL").
 The MDL arises from the 2007 leveraged buyout of The Tribune Company
("Tribune") (the "LBO") and Tribune's subsequent bankruptcy and reorganization.  In connection with the LBO, thousands of Tribune shareholders, including the Funds, sold Tribune shares back to Tribune.

      The MDL includes a series of lawsuits brought by individual creditors of Tribune (the "Individual Creditor Actions"), and a
lawsuit by a court-appointed trustee (the "Trustee") on behalf of the committee of unsecured creditors of Tribune (the "Committee Action").
  These lawsuits seek to unwind the LBO stock repurchases as fraudulent transfers and recover the stock repurchase proceeds paid to the Tribune shareholders who participated in the LBO.  The Funds were named as defendants in the Committee Action and one of the Individual Creditor
 Actions; NMF and Nationwide Fund Advisors ("NFA") were previously named as defendants in the Committee Action, but NMF and NFA have s ince been dismissed from the lawsuits.  According to the most-recent amended complaint filed in the Committee Action, the Nationwide S&P
500 Index Fund is alleged to have received $1,329,720 in exchange for the shares it tendered in the LBO, and the NVIT S&P 500 Index Fund is alleged to have received $1,150,508 in the LBO.  Plaintiffs seek to unwind the LBO transactions and recover the amounts received by the Funds.

      The Court entertained a first round of motions to dismiss in the Individual Creditor Actions (the "Phase One Motions").  Following
briefing and argument on the Phase One Motions, the Court entered an order dismissing the Individual Creditor Actions in their entirety on the grounds that the individual creditor plaintiffs lack standing to pursue their claims.
  The parties appealed the Court's dismissal order to the United States Court of Appeals for the Second Circuit (the "Second Circuit"), and, on March 29,
2016, the Second Circuit affirmed the dismissal, albeit on the grounds that the individual creditor plaintiffs' claims are preempted by the Bankruptcy
Code's safe harbor for securities transactions.  The individual creditor plaintiffs petitioned the Second Circuit for rehearing of the appeal, and the Second Circuit denied that petition.  The individual creditor plaintiffs then petitioned the United States Supreme Court for review of the Second
Circuit's decision, and that petition is pending.

      On January 6, 2017, the Court entered an order dismissing the
Committee Action with prejudice, holding that the Trustee failed to plead facts sufficient to state a claim against the shareholder defendants for intentional fraudulent transfer.  The District Court has advised that it will certify the dismissal Order for appeal to the Second Circuit after it disposes of additional pending motions to dismiss in the MDL (unrelated to the claims against shareholder defendants).  The potential exposure the Funds face is the amount they received in connection with the buyout together with interest and costs.  Given the number of unknowns at this early stage of the litigation, it is not possible to predict the likely outcome of the MDL.

      Lyondell Chemical Company Litigation

      Nationwide Mid Cap Market Index Fund, a series of NMF, and NVIT Mid Cap
 Index Fund, a series of NVIT, are two of more than a thousand shareholders who received merger consideration in the December 2007 leveraged merger of Lyondell Chemical Company ("Lyondell") and Basell AF S.C.A. ("Basell").
  Litigation against former Lyondell shareholders arising from the leveraged merger is pending in the United States Bankruptcy Court for the Southern
District of New York (the "Bankruptcy Court").  To date, however, neither of the two funds has been named as a defendant in the litigation.

      Prior to Lyondell's merger with Basell, Lyondell was the third-largest publicly-traded petrochemical company in the United States.  In the spring of 2006, billionaire financier Leonard Blavatnik, who had previously acquired
Basell, a large European petrochemical company in 2005, expressed interest in acquiring Lyondell.  After rejecting several offers from Blavatnik at lower prices, Lyondell agreed to a leveraged merger transaction with Basell, pursuant to which Basell acquired Lyondell's outstanding stock at $48 per share, and the two companies merged to form LyondellBasell Industries
AF S.C.A. ("LBI").  The deal closed on December 20, 2007, and Lyondell's shareholders collectively received roughly $12.5 billion in exchange for their shares.  Nationwide Mid Cap Market Index Fund and NVIT Mid Cap Index
 Fund owned Lyondell stock at the time of the merger and received $8,350,080 and $13,190,040, respectively, for their shares.

      Just over a year later, in January 2009, LBI filed for Chapter 11 bankruptcy in the Bankruptcy Court.  As part of LBI's plan of reorganization, the Bankruptcy Court created two trusts for the purposes of pursuing claims arising from the merger and bankruptcy:
  (i) the LB Creditor Trust, to which Lyondell's unsecured creditors assigned their claims, and (ii) the LB Litigation Trust, to which the bankruptcy estate assigned its claims.  The Bankruptcy Court appointed Edward S. Weisfelner (the "Trustee") as the trustee for both trusts.  Starting in October 2010, the Trustee commenced a series of fraudulent transfer lawsuits against Lyondell's former shareholders, through which the Trustee seeks to unwind the merger transactions and recoup the merger consideration that the shareholders received in exchange for their Lyondell shares.

      Nationwide Mid Cap Market Index Fund and NVIT Mid Cap Index Fund
 may eventually be joined as defendants in one or both of two adversary proceedings initiated by the Trustee, Weisfelner v. Fund 1, et al.,
Adv. Pro. No. 10-04609-REG (the "Fund 1 Action"), and Weisfelner v.
 Hofmann, et al., Adv. Pro. No. 10-05525 (the "Hofmann Action").
 In the Fund 1 Action, the Trustee asserts state law intentional and constructive fraudulent transfer claims against the former Lyondell shareholders for the benefit of Lyondell's unsecured creditors.  In the Hofmann Action, the Trustee asserts a federal law intentional fraudulent transfer claim under the Bankruptcy Code against the former
 Lyondell shareholders (on a class basis) and seeks to recover the merger proceeds paid to Lyondell's former shareholders for the benefit of the bankruptcy estate.  In both cases the Trustee seeks the same result, namely the "avoidance" of the merger transactions and the recovery of the merger proceeds paid to the former Lyondell shareholders.  The
Bankruptcy Court is handling the lawsuits in a coordinated fashion.

      In an effort to streamline the litigation and avoid the filing of hundreds of duplicative motions, the Bankruptcy Court asked WilmerHale, who represents a large block of shareholder defendants (with exposure in the billions of dollars), to take the lead for the shareholder defendants in the motion to dismiss phase of the litigation.  To date, there have been several rounds of motions to dismiss:

* In January 2011, WilmerHale filed the first of the motions to dismiss, asserting various legal defenses to the Trustees' claims and arguing that the Trustee failed to plead sufficient allegations to support his claims.
The Bankruptcy Court ruled on the motion in January 2014, narrowing the claims and dismissing certain claims for insufficient pleading, but the
Bankruptcy Court allowed the Trustee to amend his complaints to attempt to cure the pleading deficiencies.

* In August 2014, after the Trustee amended his complaints, WilmerHale filed a second motion to dismiss on behalf of all shareholder defendants.
  On November 18, 2015, the Bankruptcy Court issued an opinion granting the motion as to the Trustee's intentional fraudulent transfer claims
 - thereby dismissing the claims with prejudice.   The Trustee, however,
appealed that decision to the District Court, and the District Court reversed, reinstating the Trustee's intentional fraudulent transfer claims.  The District Court denied a motion by the shareholder defendants for reconsideration or, in the alternative, leave to appeal the reinstatement of the claims.  Accordingly, the Trustee is proceeding with its intentional fraudulent transfer claims.

* In light of the recent ruling from the United States Court of Appeals for the Second Circuit in the appeal captioned In re Tribune Co. Fraudulent
 Conveyance Litigation, No. 13-3992-cv(L), on May 4, 2016, WilmerHale filed a third motion to dismiss the Trustee's constructive fraudulent transfer claim as preempted by the Bankruptcy Code's safe harbor for securities transactions.  The Trustee has appealed that decision to the District Court, and the parties await the District Court's ruling.

* On May 30, 2017, WilmerHale filed new motions in the Fund 1 and Hofmann
Actions, seeking dismissals of the claims against the shareholder defendants on res judicata grounds in light of the Bankruptcy Court's rulings against the Trustee in a separate trial against Blavatnik and other individuals involved in the LBO.

      Nationwide Mid Cap Market Index Fund and NVIT Mid Cap Index Fund have not been named as defendants in the Fund 1 Action; however, these two
Nationwide Funds fell within the putative defendant class in the now-dismissed Hofmann Action.  Trust Counsel is monitoring the litigation.